Exhibit 99.1

			AFFILIATE MEMBERSHIP AGREEMENT


This is the Affiliate Membership Agreement that will govern your participation on this LinkShare Network. Please read this Agreement, then scroll to the bottom of the page to digitally sign this Agreement. To print a copy of this

Agreement, please use your browser's print command.



This Affiliate Membership Agreement is between LinkShare Corporation, a

Delaware, U.S.A. corporation ("LINKSHARE") and You ("YOU" or "YOUR"). If You have registered for or on behalf of an entity, you are deemed to have accepted this Agreement on behalf of that entity.



This "AGREEMENT" refers to, individually and collectively depending upon the context, this Affiliate Membership Agreement and any and all Network Policies

and Guidelines as in effect from time to time and found at

http://www.linkshare.com/affiliates/aff_guidelines.shtml.



In consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:



   1. REGISTRATION, ETC.



      1.1 Registration. To use (or continue to use) any LinkShare Network as a

      Network Affiliate, You must provide LinkShare with truthful, accurate and complete registration information. If any such information changes, You must immediately update Your registration information.



      1.2 Verification. LinkShare has the right to confirm or otherwise verify or check, in its sole determination, the truth and accuracy of any registration information at any time.



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      Please note that the verification of Your registration information,

      specifically, your name, address and Tax identification number, against a third party database may be considered under certain laws to constitute a

      "credit check." Notwithstanding that, your participation in the LinkShare

      Network as a Network Affiliate does not depend on Your credit worthiness or financial stability. LinkShare is not making as part of the registration process, and will not otherwise make, any type of inquiry to any third party regarding any individual's credit history and personal financial information without first obtaining such individual's express prior authorization to do so.



      PLEASE BE ADVISED THAT IF ANY INFORMATION IS DETERMINED IN GOOD FAITH BY

      LINKSHARE TO BE MISLEADING, INACCURATE OR UNTRUTHFUL, LINKSHARE MAY

      RESTRICT, DENY OR TERMINATE YOUR ACCOUNT, YOUR ACCESS AND USE OF, AND/OR

      ANY BENEFITS DERIVED FROM YOUR PARTICIPATION ON, ANY LINKSHARE NETWORK;

      LINKSHARE MAY ALSO WITHHOLD PAYMENT OF ANY COMMISSIONS AND/OR OTHER FEES

      THAT MAY BE OR BECOME DUE OR PAYABLE TO YOU, AND MAY ASSESS CHARGES

      AGAINST SUCH AMOUNTS FOR LINKSHARE'S ACTIVITIES IN CONNECTION WITH THE

      INVESTIGATION AND/OR VERIFICATION OF SUCH INFORMATION AND/OR OTHERWISE IN

      ACCORDANCE WITH THIS AGREEMENT.



      1.3 Participation. To join any LinkShare Network, You must be an individual who is at least 18 years old or an entity, and must provide at

      Your expense your own computer equipment and Internet access.



      1.4 Use of the Network. You may use any LinkShare Network only for business purposes and not for personal, household or family purposes.



   2. DEFINED TERMS



      2.1 The following terms have the meanings indicated:



      "CONTENT" means information, data, text, documents, software, music,

      sound, photographs, graphics and video.




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      A "CORPORATE AFFILIATE" of a person is any other person that, directly or indirectly, controls such person, is controlled by such person, or is under common control with such person, with "control" meaning the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person.



      An "END USER" means an actual or potential consumer, customer or other natural person.



      An "ENGAGEMENT" means any type of agreement or arrangement between a

      Network Merchant and any Network Affiliate that can be performed on or in relation to the Internet, including affiliate marketing, performance-

      based linking, insertion order, or any other type of agreement or arrangement.



      An "ENTITY" means a sole proprietorship, corporation, partnership,

      limited liability company, trust, government agency or instrumentality or other entity recognized by law as a legal person separate from its owners.



      The words "INCLUDE," "INCLUDES" and "INCLUDING" shall be deemed to be followed by the phrase "without limitation."



      "INTELLECTUAL PROPERTY RIGHTS" means technology, templates, designs,

      Sites, methodologies, processes, names, strategies, marks, logos,

      Content, documentation, training manuals, and other materials, as well as any and all patent, trade secret, trademark, copyright and other intellectual property and proprietary rights therein and thereto.



      A "LINK" means any software, software code, programming or other technology or method (or any combination of the foregoing) that (i)

      creates a hyperlink between two Sites, or (ii) otherwise causes a Web access device to display to its user a "banner," "button," text-mention,

      word, phrase, logo or other textual or graphical material that, when activated by a person, results in a Site being served to such person or such person



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      being able to electronically access, receive or obtain Content, products,

      services or other offerings from the linked Site.



      "LINKSHARE NETWORK" means one or more of the networks operated by

      LinkShare and consisting of participating Merchants (i.e., Network

      Merchants), on the one hand, and a proprietary pool of Sites (i.e.,

      Network Affiliates), on the other hand. Through the LinkShare Network and use of the LinkShare Offering, such participants may explore, initiate and develop engagements with each other, typically on a one-on-one basis,

      and, in turn, to track, report on and/or otherwise manage or have managed such engagements. Currently, "LinkShare Network" includes any of the following networks: "The LinkShare NetworkTM", the "B2B LinkShare

      NetworkTM", "LinkShare Japan," "LinkShare Canada" and "LinkShare UK."



      "LINKSHARE OFFERINGS" means (a) LinkShare's offerings to be a Network

      Affiliate or Network Merchant participating on any LinkShare Network and

      (b) offerings provided by LinkShare or any LinkShare Related Parties in the form of technology, software, reports and databases, customer support, account management and other client services, symposia, summits and other educational and networking events, as well as any other tools,

      services, and other resources that may be provided or otherwise made available from time to time.



      "LINKSHARE RELATED PARTIES" means LinkShare's corporate affiliates and its and their contractors, licensors, licensees and suppliers.



      The phrase "PROVIDED BY LINKSHARE" or "LINKSHARE-PROVIDED" shall, when used in relation to tools, services, resources or other offerings,

      encompass the provision thereof by LinkShare or LinkShare Related

      Parties.


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      The phrase "TRACKED BY LINKSHARE" or "LINKSHARE-TRACKED" shall, when used in relation to any engagement, encompass the tracking thereof by

      LinkShare or LinkShare Related Parties.



      "MERCHANT" means any person that owns or operates a Site and/or other business that can acquire customers or other types of end users by way of the Internet.



      "NETWORK AFFILIATE" refers to a Site that participates on one or more

      LinkShare Networks and, through such participation and use of the appropriate LinkShare Offerings, desires or makes itself available to be recruited or to enter into engagements to display, distribute or place qualifying links provided by Network Merchants for compensation.



      "NETWORK AFFILIATE ACCOUNT AREA" means, for any LinkShare Network, the

      Webpage(s) or other area of the Site having the URL designated from time to time by LinkShare for use by members of that Network for the purpose of facilitating formation of qualifying links, accessing reports and otherwise participating in such LinkShare Network.



      "NETWORK MERCHANT" refers to a Merchant that participates on one or more

      LinkShare Networks and, through such participation and use of the appropriate LinkShare Offerings, desires or seeks to recruit Network

      Affiliates to enter into engagements with such Merchant in order to display, distribute or place its qualifying links for compensation.



      A "PERSON" is to be broadly construed and includes any natural person or entity.



      A "QUALIFYING LINK" means any type or format of link that is provided or authorized by a Network Merchant to be displayed, distributed or placed on or by a Site pursuant to an engagement and which, through addition and/or use of any technology and/or methodology, can be tracked so that such Network Merchant can monitor the impressions, click-throughs and/or other tracked activities achieved by the display, distribution and/or placement of such link. The term "qualifying link" shall also refer to



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      any equivalent link, mechanism or technology that, upon being activated,

      causes the same result as clicking on a qualifying link.



      A "TRACKED ACTIVITY" means any type of preagreed or predefined activity or result that is sought by a Merchant in relation to a qualifying link.

      The kinds of tracked activities that a Merchant may seek to promote through such arrangements may include, by way of example, impressions,

      click-throughs, the sale of products or services, the downloading of software, files or other items, the completion of an application,

      registration or other form, the opening of an account, membership enrollment, or any other kind of action, transaction or activity that can be tracked and reported upon.



      "WEB" or "INTERNET" or "ONLINE" means the global computer network currently referred to as the Internet, including the World Wide Web, and any and all successor networks, irrespective of what wired, wireless or otherwise connected device, platform or technology is used to access it.



      "SITE" means, as the context requires, either (a) one or more Web pages,

      database, computer files, emails, scripts, software or other application,

      or other destination, together with supporting files and programming,

      that are on, provided, or accessible through the Web or works on or in relation to the Web, or (b) a person owning or operating any such Site,

      or (c) both. A person that owns or operates a Site may have offline businesses which would not preclude it from being a Site for the purposes of this Agreement.



   3. PARTICIPATION; YOUR BUSINESS



      3.1 Participation. Subject to the terms and conditions in this Agreement,

      You may use the LinkShare Offerings to Network Affiliates via the Network

      Affiliate Account Area or otherwise to enter into, track and report on,

      and/or manage (or have managed) affiliate



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      marketing and/or other types of LinkShare-tracked engagements on behalf of Your business.



      3.2 Voluntary Participation. Your participation in any one or more

      LinkShare Networks is as an Online Affiliate. Your participation is purely voluntarily and You may terminate Your participation at any time.

      Neither LinkShare nor any Network Merchant shall be construed or deemed as having solicited, requested or procured You or Your services to promote LinkShare or any Network Merchant or its respective trade or business, or goods, products, property, or services.



      3.3 Not a Supplier, etc. You are not and shall not, at any time, be deemed to be a vendor, supplier or provider of goods or services to

      LinkShare, and neither Your participation on any LinkShare Network, use of any LinkShare Offerings or receipt of payment of any compensation under any LinkShare-tracked engagement shall be construed or be deemed to be an inducement for, solicitation of You to provide any products or services to LinkShare.



      3.4 Prohibited Activities. In respect or in relation to any Site (or portion thereof) used by You in connection with Your participation on any

      LinkShare Network, You may not engage in any activity that is or constitutes, or that involves, facilitates, advocates or promotes, one or more of the following: (a) discrimination on the basis of race,

      ethnicity, gender, religion, sexual orientation, age or disability; (b)

      libelous, defamatory, threatening, harassing, tortious, or similarly abusive activities; (c) obscene, pornographic, sexually explicit or similar activities; (d) gambling; (e) sale, export or use of illegal substances; (f) terrorism, sedition or other illegal activities; (g) MP3,

      MPEG and/or other proprietary materials for download, sale or otherwise,

      in any case without the permission of the owner of the Intellectual

      Property Rights (h) a conflict or violation of any law or regulation or any Intellectual Property Rights or other rights of any person or entity;

      (i) harm to minors in any way; (j) impersonation of any person, including any LinkShare




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      representative, or misrepresentation of affiliation with any person; or

      (k) conducting of raffles, contests, lotteries or sweepstakes.



      3.5 Regulated Business. You represent, warrant and covenant that Your businesses and activities will not cause, nor could cause, LinkShare or any Site with which You have entered into a LinkShare-tracked engagement to be or become subject to any law, rule or regulation adversely affecting LinkShare or such Site, and You shall defend and indemnify

      LinkShare and such Sites against any such adverse effect.



   4. ENGAGEMENTS; QUALIFYING LINKS.



      4.1 Use of Qualifying Links. Each qualifying link used by You in relation to a LinkShare-tracked engagement must include, in unaltered form, the special "tagged" link codes and/or other transaction tracking codes in the manner and format made available or otherwise dictated by LinkShare that, among other things, associate such qualifying link with such engagement.



      4.2 Valid Referrals Only. You will place or use qualified links of a

      Network Merchant only with the intention of delivering valid sales,

      leads, applications, accounts, clicks or other specified compensable tracked activities for the benefit of such Network Merchant. You may not,

      nor knowingly permit any person to, activate a qualifying link or inflate the amount of any sought-after or resulting tracked activities through any method or technology that does not actually deliver an end user to the destination Site associated with such qualifying link.



      4.3 LinkShare's Determination Final and Binding. All determinations of qualifying links and the compensation due to You made by LinkShare shall be final and binding on You. LinkShare's services do not involve investigating or resolving any claim or dispute involving You and any

      Network Merchant or other third party person. If LinkShare, in its sole discretion, elects to investigate or otherwise become involved in any such claim or



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      dispute, it shall not thereby undertake, assume or have any duty,

      obligation or liability to You or any other party to the claim or dispute.



      4.4 Merchants' Terms and Conditions. In addition to and without limiting

      Your obligations under this Agreement, the terms and conditions of the

      Network Merchant's engagement govern Your performance of such engagement including Your use of the associated qualifying links, the tracked activities sought, the compensation that might become payable, and any limitations or restrictions that may apply to Your promotion of such

      Network Merchant or its qualifying links. LinkShare has no liability or responsibility to review, endorse, police or enforce any such engagements.



      4.5 Distribution of Qualifying Links. If You currently distribute, or plan to distribute, qualifying links on, to or through Sites other than those owned or operated by You and registered with LinkShare, You may do so (or continue to do so) until SEPTEMBER 30, 2005 (or such later date as

      LinkShare may designate). After such date, You will be required to obtain

      LinkShare's approval to continue to do so. Such approval may be conditioned upon Your agreement to additional terms and conditions and additional disclosures in respect of Your distribution and/or use of such qualifying links.



      4.6 No Modification. etc. of Qualifying Links. You will not modify,

      circumvent, impair, disable or otherwise interfere with any tracking codes and/or other technology and/or methodology required or made available by LinkShare and/or the Network Merchant to be used in connection with such qualifying link so that it may be properly tracked by LinkShare.



      4.7 Termination of Qualifying Links. LinkShare or the relevant Network

      Merchant may terminate any qualifying links associated with any affiliate marketing programs of, and/or other LinkShare-tracked engagements with which You have entered into with such Network Merchant. You must remove any qualifying links after any termination of the corresponding engagements, including due to termination or expiration of a relevant



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      Network Merchant's participation. If qualifying links are not so removed,

      LinkShare may redirect such links as it determines in its sole discretion, with or without compensation to You.



      4.8 Discontinuing Use of Qualifying Links. You may at any time discontinue use of qualifying links by removing such qualifying links from Your Site, with or without notice to LinkShare or, subject to the terms of Your engagement with the relevant Network Merchant, such Network

      Merchant, provided, however, that You remain subject to such engagement and this Agreement until you separately terminate such engagement or

      Agreement.



      4.9 LinkShare as Neutral Host. Participation in any LinkShare Network is

      not an endorsement by LinkShare of any Network Merchant or Network

      Affiliate. LinkShare operates the LinkShare Networks and/or provides the

      LinkShare Offerings as a neutral host, and LinkShare does not regularly or proactively monitor, regulate or police the usage thereof by any of its participants. LinkShare is not responsible or liable for the acts,

      omissions, agreements or promises of or by any Network Merchant, Network

      Affiliate or other Site using LinkShare offerings to enter into any arrangement or otherwise work with any other person or entity.



      4.10 Independent Contractors. LinkShare is the host of each LinkShare

      Network. Network Merchants and Network Affiliates are independent parties and LinkShare does not and shall not have any responsibility or liability for the acts, omissions, promotions, Content or qualifying links or other links of any Network Merchant, Network Affiliate or other third party,

      including breaches of engagements by Network Merchants, or for screening or policing the Sites or actions of Network Merchants or Network

      Affiliates.



   5. PROVISION OF INFORMATION



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      5.1 Reports; Revisions. You acknowledge and agree that each Network

      Merchant whose Program You join shall receive reports from LinkShare that identify You and may include data about You and Your qualifying links with that Network Merchant. If LinkShare is notified by a Network

      Merchant that it believes that its reports about its relationship with

      You contain an error or omission or otherwise require adjustment,

      LinkShare may elect to revise those reports as requested by the Network

      Merchant and make corresponding changes to Your Affiliate Reports. Since the reports LinkShare provides You and such Network Merchant are the bases for calculating the compensation, if any, due to You from that

      Network Merchant, any such adjustment may affect the amount of compensation to which You are entitled.



      5.2 Data Furnished by Network Merchants. In providing LinkShare

      Offerings, including giving You reports on Your Network activities,

      LinkShare relies on data provided by Network Merchants. LinkShare is not obligated to confirm, and does not warrant or guarantee, the accuracy,

      truth or completeness of any data provided by Network Merchants.



      5.3 Errors. If You believe that any of Your Affiliate Reports for any month contains errors in the data about Your engagement with any Network

      Merchant, You must notify that Network Merchant (with a copy to

      LinkShare) within ten days after the end of that month or any shorter period in Your engagement so that, if possible, the matter may be resolved. If any Affiliate Reports for any month are corrected or adjusted after the end of the month, then the period within which You must notify the Network Merchant (with a copy to LinkShare) of errors in the corrected or adjusted data shall be ten days after such correction or adjustment is posted or any shorter period in Your engagement. Any dispute between You and a Network Merchant about any error You report must be resolved by You and that Network Merchant. In the event LinkShare is in receipt of funds from a Merchant for the purpose of paying commissions to You, and a dispute arises between you and the Merchant regarding the amount of the funds that are due, LinkShare will be



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      entitled to return such funds to the Merchant, and to decline to offer further processing services until such dispute is resolved and LinkShare is notified, in writing, by all parties, that payments should resume. You agree that LinkShare shall have no obligations and incur no liabilities to You in connection with any such dispute.



      5.4 No Personal End User Data. In order to provide any of the LinkShare

      Offerings, LinkShare does not require to be provided, nor does it capture, any personally-identifiable information about any end user who undertakes tracked activities in relation to You or any Network Merchant.

      LinkShare has no obligation or liability to You, any end user or any other person if You, any Network Merchant or other person should provide such information, for whatever reason, to LinkShare.



      5.5 Privacy Policy. You will ensure that any and all Sites employed by

      You in connection with Your participation in any LinkShare Network or any

      LinkShare-tracked engagement will feature an easy-to-understand privacy policy, linked, at a minimum, conspicuously from such Site's home page,

      with a link that contains the word "Privacy", "Legal", "Terms" or similar language. Such privacy policy shall, in addition to the disclosures about

      Your privacy practices, identify the collection and use of any information You provide or may provide to LinkShare and to any Network

      Merchant or other Sites or persons with which You have any LinkShare-

      tracked engagement or other arrangement in relation thereto. As to Your personal information, LinkShare may use Your personal information in any manner or for any purpose that it determines to be appropriate or necessary in its sole discretion in connection with conducting any activities of or on any LinkShare Network and in relation to LinkShare's business.



      5.6 Backing Up Data and Other Precautions. Data transfer, conversion,

      processing and storage are subject to the likelihood of human and machine errors, delays, interruptions and losses. LinkShare is not liable for any such events or their consequences. You are solely responsible for adopting measures to limit the impact of such events, including backing up any reports or data provided to You. LinkShare may, from time to time,

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      or without notice, change the time period covered, type and/or scope of current or historical data stored by LinkShare and/or to which it provides You with access.



   6. YOUR OBLIGATIONS



      6.1 No Circumvention.



         a. You agree that You will not in any way bypass or circumvent, or attempt to bypass or circumvent, LinkShare and any LinkShare

            Network in connection with any engagement You have entered into with any Network Merchant. This includes entering into a direct relationship or linking arrangement where LinkShare-provided qualifying links are not used in accordance with this Agreement such that LinkShare is unable to track and monitor the commissions owing to You under a LinkShare-tracked engagement or the fees owing to LinkShare therefor. You may not enter into any relationship that would result in the avoidance or reduction of the LinkShare tracking process, the commissions to be paid pursuant to this

            Agreement, or the fees to be paid to LinkShare as a result of any tracked engagement.



         b. Further, if LinkShare brokers an introduction or arrangement between You and any Network Merchant through any LinkShare

            Offering, You and such Network Merchant will track any resulting engagement through using a LinkShare Network using LinkShare-

            provided qualifying links. This includes using Your Network

            Affiliate Account Area to investigate Network Merchant terms and contacting such Network Merchants directly to enter into

            engagements that are not tracked by LinkShare-provided qualifying links. LinkShare will be deemed to have brokered an introduction or arrangement in any of the following circumstances: (i) such Network

            Merchant recruits or otherwise first contacts You through use of any LinkShare Offerings; or (ii) You apply to such Network

            Merchant's affiliate marketing program or otherwise first contact such Network Merchant through use of any LinkShare Offerings; or

            (iii) at Your request or the




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            Network Merchant's request or with Your or its express involvement,

            LinkShare arranges an introduction or facilitates the consummation of an arrangement between You and such Network Merchant through the use of any LinkShare Offerings.



         c. Your obligations under this Section will survive any termination by

            You or LinkShare of Your participation in any LinkShare Networks for a period of one (1) year after such termination.

            Notwithstanding the preceding sentence, Your obligations under this

            Section will cease with respect to any individual Network Merchant upon the expiration or termination (other than due to breach by such Network Merchant) of such individual Network Merchant's participation in the relevant LinkShare Network.



      6.2 No Poaching. You may not use any LinkShare Offerings in connection with aggregating, soliciting or recruiting Network Merchants, Network

      Affiliates, other Sites or other persons to form or join affiliate marketing, advertising or similar network.



      6.3 No Sublicense, etc. You may not sublicense, rent, lease, sell,

      resell, outsource or service bureau any LinkShare Offerings, and any attempt to do so shall be null and void.



      6.4 No Reverse Engineering. You will not make unauthorized modifications,

      reverse engineer, disassemble, decompile or attempt to derive source code of any LinkShare Offerings.



      6.5 No Hacking, etc. You agree not to hack, abuse, adversely interfere with, infect with viruses, worms or other malicious or destructive code,

      or use or cause to be used in extraordinary and unreasonable or inappropriate ways or amounts, any LinkShare Offerings, including any servers, bandwidth supply, equipment, software and other technological resources provided by LinkShare.




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      6.6 No Spam. You may not use any qualifying links in any electronic message unless (a) You have received the express written authorization of the Network Merchant to use email or other electronic messages to promote it or its qualifying link and (b) any and all such electronic messages comply in all respects with this Agreement, the Network Merchant's terms and conditions, and any and all applicable laws, including the requirements of the Can Spam Act of 2003 (Public Law No. 108-187).

      Further, no electronic message initiated or sent by You or on Your behalf may identify LinkShare or, except as expressly authorized by an individual Network Merchant, any Network Merchant as a sender or sponsor of such electronic message.



      6.7 No Interference. You may not, through downloadable or other technology, replace, intercept, redirect, block, alter or otherwise interfere with the full functioning and intended actions of any qualifying link that has been placed or distributed by another Network

      Affiliate including any action that would in any way prevent the behavior or result that would occur or would have occurred had an end user activated such qualifying link without Your interference.



      6.8 No Infringing Uses. You may not use any name, trademark, service mark, domain name or other Intellectual Property Rights of any third party in connection with Your use of any qualifying links, any LinkShare

      Network or any other LinkShare Offerings, in any way or for any purpose that infringes or violates any Intellectual Property Rights or other rights of such third party, whether for the purpose of increasing the levels of tracked activities attributable to Your qualifying links or for any other purpose.



      6.9 Fraud, Abuse, etc. You will not, and will not knowingly permit other persons to, engage in any fraudulent, abusive or illegal activity in connection with Your participation on any LinkShare Network or in connection with any Network Merchant's affiliate marketing program or engagement.



   7. GRANT OF LICENSE TO YOU



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      7.1 Your Use of LinkShare Offerings. For each LinkShare Network of which

      You are a member in good standing, LinkShare grants You a personal, non-

      exclusive, non-transferable, non-sublicenseable, revocable and limited license and right, subject to the terms of this Agreement, to:



         a. Participate in any LinkShare Network for which You have registered as a Network Affiliate.



         b. Access the areas of the relevant Network Affiliate Account Area necessary for Your participation in such LinkShare Network as a

            Network Affiliate.



         c. Solely for Your use in connection with Your participation in such

            LinkShare Network, download any reports made available to You by

            LinkShare.



         d. Use any software code or other Content that is provided by

            LinkShare Solely for the purpose of creating and maintaining qualifying links in accordance with this Agreement and Your engagements, for such purpose, and no other purpose, but only in the form so provided.



      All other use of any LinkShare Network, Network Affiliate Account Area,

      any reports made available to You by LinkShare and such software code or

      Content, including modification, publication, transmission, transfer or sale of, reproduction, creation of derivative works, distribution,

      performance, display, incorporation into another Site or mirroring is prohibited.



      7.2 Use of the LinkShare Name. This Agreement does not grant to You any license or right to use LinkShare's name or any of its logos or trade or service names or marks, except to the extent required to be used in connection with an URL. Any press release or other public announcement by

      You regarding this Agreement or any LinkShare Network or that mentions

      LinkShare shall require the prior written approval of LinkShare. You agree that You shall not disparage LinkShare or any of the LinkShare

      Networks or any other participants thereof.



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      7.3 Duration of License Rights; Reservation. The above licenses with respect to any LinkShare Network are valid only while You remain a member of such LinkShare Network as a Network Affiliate in good standing and comply with this Agreement. LinkShare may revoke any such license at any time by giving You notice by e-mail or in writing. LinkShare reserves all rights that are not specifically granted to You by this Agreement.



   8. GRANT OF LICENSES TO LINKSHARE



      8.1 Use of Your Content. Other than as provided below, in order to participate in the LinkShare Network, You are not required to provide

      LinkShare with any Content or other materials. Should You do so, by way of uploading, delivering or otherwise making available to LinkShare any

      Content and/or other materials (including any Intellectual Property

      Rights therein and thereto), You agree to grant, and hereby grant, to

      LinkShare a non-exclusive, worldwide, royalty-free, sublicenseable,

      perpetual license to use and store the same including in relation to conducting its business or performing any services in relation to any

      LinkShare Network. This Section will survive any termination.



      8.2 Use of Your Name. LinkShare shall have the right to refer to You by

      Your name in connection with any LinkShare Network and/or the performance or provision of any LinkShare Offerings, including in communications sent to actual or prospective participants of the LinkShare Networks in which

      You participate.



      8.3 Disclosure of Business Relationship. Nothing in this Agreement shall prevent LinkShare from making any public or private statements about Your business relationship with LinkShare and/or any Network Merchant and/or

      Your participation in any LinkShare Network.



      8.4 Use of Your Logo. Except as expressly provided above, LinkShare shall not use any of Your logos and/or other trademarks without Your prior written approval. Any and all



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      uses of Your logos and/or other trademarks shall be in accordance with

      Your specified usage guidelines.



   9. REPRESENTATIONS AND WARRANTIES



      9.1 You represent, warrant and covenant as follows:



         a. You have the legal right to conduct any business conducted by You including in respect of any Site(s) participating in any LinkShare

            Network; and



         b. Any and all information You provided as part of the registration process or otherwise shall be truthful, accurate and complete,

            irrespective of any independent verification or other determination made by LinkShare; and



         c. This Agreement has been duly and validly authorized, accepted,

            executed and delivered by You (or Your authorized representative)

            and constitutes Your legal, valid, and binding obligation,

            enforceable against You in accordance with its terms; and



         d. The performance by You of this Agreement and the participation by

            You in any LinkShare Network and any relevant Network Merchant's engagement does not and shall not conflict with or violate (i) any law, rule, regulation, order, judgment, decree, agreement or instrument applicable to You or (ii) if You are an entity, any provision of Your certificate of incorporation or other

            organizational documents.



   10.NON-DISCLOSURE



      10.1 Confidential Information. You acknowledge that in connection with

      Your participation on a LinkShare Network and/or in one or more Network

      Merchants' engagements, You will be provided with confidential and proprietary data and information from time to time through reports as well as other LinkShare Offerings to You through Your Network Affiliate

      Account Area or otherwise. Such confidential and proprietary data and information may be owned variously by LinkShare or Network Merchants and/or its or their suppliers or contractors. You will retain ownership of any
      data and information that You independently collect through Your Sites without the use of LinkShare Offerings, provided that any data and information that may be provided by You to LinkShare shall be deemed to be covered by the licenses granted to LinkShare under this Agreement.



      10.2 Duty of Care. You will keep all reports, data and other confidential information provided to You through the Network Affiliate Account Area or otherwise strictly confidential. Without LinkShare's prior written consent, You will not disclose any such confidential information to any third party or use any such confidential information other than solely as and to the extent required for you to perform under this Agreement and/or

      Your engagements with any Network Merchants.



      10.3 Need to Know Basis. You may disclose any such confidential information only to Your employees, officers and directors who need to know such information in order to perform their respective duties;

      provided that each such person has a legal or contractual obligation to maintain the confidentiality of such information.



      10.4 Legally Required Disclosures. If You receive any document request,

      interrogatory, subpoena or other legal process ("REQUEST") that would, by its terms, require the disclosure of any Confidential Information protected by this Agreement, then promptly upon receipt thereof, and prior to making any response thereto, You will notify LinkShare in writing of Your receipt of such Request, and shall provide a copy thereof. Upon receipt of such notice, LinkShare may seek to intervene in the matter in which the Request was issued to seek protection of the confidentiality provided for by this Section. Absent written agreement signed by LinkShare, You may not make such disclosure absent an order or directive from the tribunal from which a Request was issued. LinkShare will be entitled to seek and obtain injunctive relief preventing any breach of Your obligations under this Section, without the need to show irreparable harm, and without the need to post a bond or undertaking.

   11. PAYMENT; FEES



      11.1 Network Merchant Responsible for Payment. You acknowledge that Your entitlement to any compensation reported with respect to any tracked activity (including if reported) is solely a function of the terms of

      Your agreement with the relevant Network Merchant and that such Network

      Merchant is solely responsible for its payment. LinkShare is not liable or responsible for payment or collection. This is true even if LinkShare performs the function of processing payments to you on behalf of Network

      Merchants.



      11.2 Payment Terms. The fact that a compensation amount is reported for any tracked activity does not necessarily mean that a payment is due to

      You from the relevant Network Merchant, since payment may be subject to conditions established by that Network Merchant, including policies regarding order cancellation, returned merchandise, receipt of pending credit card authorizations and/or chargebacks and minimums for earned compensation before payment is made.



      11.3 LinkShare's Right to Assess Fees. LinkShare may, at any time upon prior written notice to you as described below, commence charging or assessing fees in relation to any or all LinkShare Offerings made available to You including Your participation on any LinkShare

      Network(s). Except as otherwise expressly provided in this Agreement, in the event LinkShare elects to charge or assess fees, You will be notified at least one (1) month in advance in writing by email or posting through the Network Affiliate Account Area. You may elect not to pay any such fees by discontinuing Your participation in all LinkShare Offerings prior to the commencement of such fees. Any and all fees or other charges may be offset against or debited from any amounts that might be held in account for You by LinkShare or LinkShare Related Parties including any amounts that may be due, payable or paid to You by any Network Merchants or other third parties.

      11.4 Tax. You agree that You are solely responsible for any and all tax obligations, if any, due to all taxing authorities arising from or in connection with Your participation in any LinkShare Offerings, LinkShare

      Network or any Network Merchant engagement.



   12.COMPLIANCE WITH LAWS



      12.1 You and Your affiliates, officers, directors, employees,

      consultants, agents and representatives, and the conduct of Your business, Your performance under any engagements with any Network

      Merchant, and Your use of any LinkShare Network and/or LinkShare

      Offerings shall comply at all times with all applicable federal, state,

      provincial and foreign laws, ordinances, rules, regulations, orders,

      judgments and decrees.



   13.TERMINATION OF NETWORK MERCHANTS



      13.1 Any Network Merchant's participation in any LinkShare Network may end or be suspended for a number of reasons, including expiration or early termination of its merchant agreement with LinkShare, and You shall not necessarily receive any prior notice that such Network Merchant's participation is ending.



      13.2 If a Network Merchant's participation in any LinkShare Network ends or is suspended for any reason, its program conducted through such

      LinkShare Network shall end or be suspended and LinkShare may, without notice to You, terminate or suspend all qualifying links that You have with that Network Merchant immediately or, in LinkShare's discretion, at any time thereafter. LinkShare shall have no obligation or liability to

      You because of any such termination or suspension of any Network

      Merchant.



   14.DISCLAIMER OF WARRANTIES



      14.1 EACH LINKSHARE NETWORK AND ANY LINKSHARE OFFERINGS ARE PROVIDED "AS

      IS, WHERE IS" AND "AS AVAILABLE."





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
      14.2 EACH OF LINKSHARE AND LINKSHARE RELATED PARTIES HEREBY DISCLAIMS ANY

      AND ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY AS TO

      ACCURACY, MERCHANTABILITY, COMPLETENESS, CURRENTNESS, SECURITY, NON-

      INFRINGEMENT, TITLE, OR FITNESS FOR A PARTICULAR PURPOSE OF ANY LINKSHARE

      NETWORK OR ANY LINKSHARE OFFERINGS OR THAT YOUR USE OF THE SAME WILL BE

      UNINTERRUPTED OR ERROR-FREE, OR THAT ANY NETWORK MERCHANT WILL BE

      AVAILABLE (INCLUDING IN THE EVENT OF BEING TERMINATED FOR WHATEVER REASON

      FROM ANY LINKSHARE NETWORK) OR CAN OR WILL BE WILLING TO ENTER INTO ANY

      ENGAGEMENT WITH YOU.



   15.LIMITATION ON LIABILITY



      15.1 If You reasonably determine that any LinkShare Offering does not materially meet LinkShare's obligations under this Agreement, then You must notify LinkShare in writing within ten (10) days of receiving any such allegedly nonconforming services. Your failure to so notify

      LinkShare on a timely basis shall mean that You accept such services, and

      LinkShare shall thereafter have no liability whatsoever with respect to such services. If upon receipt of any notice under this Section,

      LinkShare may, at its sole discretion, reperform the service in question or otherwise provide You with any substitution or replacement services in lieu thereof. Any reperformance or provision of substitute or replacement services shall in no event be construed as an admission that the original service was nonconforming or otherwise improper, and Your acceptance of the same constitutes Your sole remedy and in such case constitutes

      LinkShare's maximum liability for any such alleged breach of this

      Agreement.



      15.2 IF, NOTWITHSTANDING THE ABOVE, LIABILITY IS IMPOSED ON LINKSHARE OR

      LINKSHARE RELATED PARTIES, THEN YOU AGREE THAT THE TOTAL LIABILITY OF

      LINKSHARE AND LINKSHARE RELATED PARTIES, AND ITS AND THEIR OFFICERS,

      DIRECTORS, EMPLOYEES, AGENTS,

      SUBCONTRACTORS AND REPRESENTATIVES, TO YOU WILL NOT EXCEED TWENTY-FIVE

      DOLLARS ($25.00). YOU RECOGNIZE AND ACKNOWLEDGE THAT THIS LIMITATION OF

      DAMAGES IS FAIR AND REASONABLE, IN LIGHT OF THE FACT THAT LINKSHARE IS

      PROVIDING THIS SERVICE TO YOU AT NO CHARGE TO YOU.



      15.3 NONE OF LINKSHARE AND LINKSHARE RELATED PARTIES WILL BE LIABLE TO

      YOU (WHETHER IN CONTRACT OR BASED ON WARRANTY, NEGLIGENCE, TORT, STRICT

      LIABILITY OR OTHERWISE) FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL,

      RELIANCE, PUNITIVE OR SPECIAL DAMAGES, INCLUDING LOSS OF REVENUE OR

      PROFITS, EVEN IF SUCH PERSON WAS AWARE THAT SUCH DAMAGES COULD RESULT.



      15.4 Any claim or cause of action arising out of Your use of any

      LinkShare Network, this Agreement or the Network Policies and Guidelines must be filed within ninety (90) days after such claim or cause of action arose or be forever barred.



      15.5 SOME JURISDICTIONS DO NOT ALLOW THE EXCLUSION OF CERTAIN WARRANTIES

      OR LIMITATION OF CERTAIN LIABILITIES. ACCORDINGLY, SOME OF THE ABOVE

      LIMITATIONS OF THIS SECTION 15 MAY NOT APPLY TO YOU.



   16.INDEMNIFICATION



      16.1 You agree to defend, indemnify and hold harmless LinkShare and

      LinkShare Related Parties, and its and their directors, officers,

      employees, agents, subcontractors and representatives for and against any and all claims, actions, demands, liabilities, losses, damages,

      penalties, interest, judgments, settlements, costs and expenses

      (including reasonable attorneys' fees) that directly or indirectly arise out of or are based on:

         a. (a) any misrepresentation or breach of any representation,

            warranty, or covenant made by You in this Agreement,



         b. (b) any conduct, or activity, error or omission by You, including in relation to Your participation on any LinkShare Network,

            performance of any LinkShare-tracked engagement, or otherwise,



         c. (c) any violation by You of any law, regulation or rule,



         d. (d) Your use of any other LinkShare Offerings, and/or



         e. (e) any actual or alleged infringement by You of any Intellectual

            Property Rights or other rights of any person.



      16.2 LinkShare may, at its election in its sole discretion, assume the exclusive defense and control of any matter otherwise subject to indemnification by You. LinkShare may participate in the defense of all claims as to which it does not assume defense and control, and You shall not settle any such claim without LinkShare's prior written consent.



   17. AMENDMENTS



      17.1 Amendments. Upon prior written notice, LinkShare may, at any time,

      add to, remove or otherwise amend any or all terms, conditions and/or other provisions of this Agreement, including any Network Policies and

      Guidelines.



      17.2 Changes in Service. Upon prior written notice, LinkShare may add,

      remove, suspend or discontinue any aspect of any LinkShare Network or any other LinkShare Offering.



      17.3 YOUR CONTINUED USE OF ANY LINKSHARE NETWORK AND/OR LINKSHARE

      OFFERING AFTER NOTICE IS GIVEN (AND AFTER EXPIRATION OF ANY APPLICABLE

      PRIOR NOTICE PERIOD) SHALL CONSTITUTE YOUR BINDING AND LEGALLY

      ENFORCEABLE AGREEMENT TO SUCH CHANGE. IF YOU DO NOT WISH TO ACCEPT ANY

      SUCH CHANGE, THEN YOU MUST TERMINATE YOUR ACCOUNT WITH SUCH LINKSHARE

      NETWORK AND/OR

      LINKSHARE OFFERING AND CEASE USING SUCH LINKSHARE NETWORK AND ANY

      ASSOCIATED LINKSHARE OFFERING.



   18.TERMINATION, ETC.



      18.1 Termination. You or LinkShare may, at any time, with or without cause, terminate this Agreement and Your participation on any LinkShare

      Network or use of any other LinkShare Offering. You may effect such termination through Your Network Affiliate Account Area or by written notice to LinkShare subject to actual receipt thereof.



      18.2 Restricted Use. Alternatively, LinkShare may, in its sole discretion, suspend, limit, restrict, condition or deny Your access to or use of all or any part of any LinkShare Network or any LinkShare

      Offering.



   19.EFFECTS OF TERMINATION



      19.1 Upon any termination of this Agreement and/or Your participation on all LinkShare Networks:



         1. You shall immediately cease to use and remove from any and all

            Site(s), whether or not owned or operated by You, any and all qualifying links and all other Content or materials provided to You in connection with Your participation on such LinkShare Network or

            Your use of any other LinkShare Offerings.



         2. Any and all licenses and rights granted to You under this Agreement shall immediately cease and terminate.



         3. LinkShare may terminate or, in its sole discretion, direct or redirect to any destination Site any and all qualifying links continued to be used by You without LinkShare or any Network

            Merchant incurring any further liability or obligation to You.



         4. Any and all confidential or proprietary information of LinkShare

            (including as applicable any confidential or proprietary

            information of Network Merchants as
	    and to the extent originally provided by LinkShare) that is in Your possession or control must be immediately returned or destroyed. If requested, You will certify in a writing signed by You or an authorized officer as to the return or destruction of all such confidential or proprietary information.



      19.2 LinkShare may withhold and offset against any and all compensation and/or other fees that are then unpaid to You. Following assessment of any fees or other charges owing to LinkShare, and subject to LinkShare holding any amount it determines in its sole discretion to be needed to support any of Your indemnification and/or other obligations and/or liabilities under this Agreement, LinkShare may refund any remaining monies to any of the Network Merchants with which You had entered into a

      LinkShare-tracked engagement. Such withholding of such compensation and/or other fees is in addition to any other rights and remedies that

      LinkShare or any Network Merchant may have in contract, at law or in equity.



      19.3 All rights or remedies arising out of a breach of any terms of this

      Agreement shall survive any such termination of this Agreement. of Your participation in any LinkShare Network or Your use of other LinkShare

      Offerings.



      19.4 Sections 19 and 20, and any provision which by its terms are intended to survive any expiration or termination of this Agreement, will survive any expiration or termination of this Agreement. Your representations and warranties in this Agreement shall survive execution,

      delivery, acceptance, performance, expiration or termination of this

      Agreement.



   20.  MISCELLANEOUS

      20.1 Independent Contractors. The parties are independent contractors and nothing in this Agreement shall confer upon either party any authority to obligate or bind the other in any respect.



      20.2 Force Majeure. LinkShare shall not be liable to You by reason of any failure or delay in the performance of its obligations hereunder on account of strikes, shortages, riots, insurrection, fires, flood, storm,

      explosions, acts of God, war, governmental action, labor conditions,

      earthquakes, interruptions in telecommunications services or Internet facilities, or any other cause which is beyond the reasonable control of

      LinkShare, whether or not similar to the foregoing.



      20.3 Assignability. You shall not assign or delegate any of the rights or obligations under this Agreement, and any such attempted assignment or delegation shall be void. Subject to the preceding sentence, this

      Agreement is binding on and inures to the benefit of the respective successors, heirs and assigns of each party.



      20.4 Severability. If any portion of this Agreement is held by a court with jurisdiction to be invalid or unenforceable, the remaining portions hereof, shall remain in full force and effect. If any provision of this

      Agreement shall be judicially unenforceable in any jurisdiction, such provision shall not be affected with respect to any other jurisdiction.



      20.5 Governing Law; Consent to Jurisdiction; Jury Trial Waiver. This

      Agreement shall be governed by and construed in accordance with the laws of the State of New York, U.S.A., without regard to its conflicts of law principles. You consent to the personal and exclusive jurisdiction of the

      Federal and New York State courts sitting in New York County, New York,

      U.S.A.. EACH PARTY WAIVES RIGHTS TO TRIAL BY JURY IN RESPECT OF ANY

      ACTION, SUIT OR PROCEEDING ARISING OUT OF THIS AGREEMENT. The U.N.

      Convention on the International Sale of Goods shall not apply to this

      Agreement.

      20.6 Entire Agreement; Third Party Beneficiaries. This Agreement is the

      entire agreement between the parties pertaining to its subject matter,

      and supersedes all prior written or oral agreements (including prior versions of this Agreement and any conflicting confidentiality agreements), representations, warranties or covenants between the parties with respect to such subject matter. There are no third party beneficiaries of this Agreement. The headings of sections or other subdivisions of this Agreement will not affect in any way the meaning or interpretation of this Agreement.



      20.7 Notices. LinkShare may provide notices to You by posting notices or links to notices in Your Network Affiliate Account Area. Notices to You

      also may be made via e-mail, regular mail, overnight courier or facsimile at your contact addresses of record for any LinkShare Network. If you provide notice to LinkShare, such notice shall be sent, postage prepaid by U.S. registered or certified mail or by international or domestic overnight courier, to: LinkShare Corporation, 215 Park Avenue South, 8th

      Floor, New York, NY 10003, Attn: President and General Counsel. Notices

      sent by email or telecopy, with or without electronic confirmation, will not be deemed to be valid unless actual receipt is confirmed in writing by an authorized personnel member of LinkShare.



      20.8 Language. The English language versions of this Agreement and

      Network Policies and Guidelines are the controlling versions thereof. All support and other inquiries regarding Your use of any LinkShare Offering must be submitted to LinkShare in English, and LinkShare will communicate in English only.



      20.9 Government Restricted Rights. With respect to any acquisition or use of any LinkShare Network or other LinkShare Offerings by or for any unit or agency of the United States Government (the "Government"), such items shall be classified as "commercial computer software" as that term is defined in the applicable provisions of the Federal Acquisition

      Regulation (the "FAR") and supplements thereto, including the Department of Defense (DoD) FAR Supplement (the "DFARS"). The LinkShare Offerings

      were developed entirely at private expense, and no part of the LinkShare

      Offerings was first produced in the performance of a Government contract.

      If any LinkShare Offering is supplied for use by the DoD, such LinkShare

      Offering is delivered subject to the terms of this Agreement and either

      (i) in accordance with DFARS 227.7202-1(a) and 227.7202-3(a), or (ii)

      with restricted rights in accordance with DFARS 252-227-7013

      (c)(l)(ii)(OCT 1988), as applicable. If the LinkShare Offering is supplied for use by a Federal agency other than the DoD, such LinkShare

      Offering is restricted computer software delivered subject to the terms of this Agreement and (i) FAR 12.212(a); (ii) FAR 52.227-19; or (iii) FAR

      52.227-14(ALT III), as applicable. The contractor/manufacturer is

      LinkShare Corporation, 215 Park Avenue South, 8th Floor, New York, NY

      10003.










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